Exhibit 99.1

Web.com Announces Pricing of Follow-On Public Offering of Common Stock

Jacksonville, FL May 10, 2012 – Web.com Group, Inc. (NASDAQ: WWWW) (the “Company”) announced the pricing of an underwritten public offering of 8,000,000 shares of its common stock by certain selling stockholders at a price to the public of $15.25 per share. No shares are being sold by the Company in this offering, and the Company will not receive any proceeds from the sale. The offering is expected to close on or about May 16, 2012, subject to customary closing conditions. In addition, one of the selling stockholders has granted the underwriters a 30-day option to purchase up to an aggregate of 1,200,000 additional shares of common stock.

J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and Citigroup Global Markets Inc. are the joint book-running managers of the offering. SunTrust Robinson Humphrey, Inc., FBR Capital Markets & Co., Piper Jaffray & Co., Wells Fargo Securities, LLC, Roth Capital Partners, LLC, B. Riley & Co., LLC, and Craig-Hallum Capital Group are acting as co-managers of this offering.

The offering is being made pursuant to an effective registration statement. This announcement does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This press release is being issued pursuant to and in accordance with Rule 134 under the Securities Act of 1933, as amended. Any offer, if at all, will be made only by means of a prospectus supplement and accompanying prospectus forming a part of the effective registration statement. You may obtain a copy of the final prospectus supplement and the accompanying prospectus relating to the offering, when available, for free by visiting EDGAR on the SEC website at www.sec.gov. Copies of the final prospectus and the accompanying prospectus for this offering may also be obtained, when available, from J.P. Morgan Securities LLC c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (866) 803-9204; Deutsche Bank Securities Inc., Attn: Prospectus Group, 60 Wall Street, New York, NY 10005-2836, by email at prospectus.CPDG@db.com or by phone at (800) 503-4611; and Citigroup Global Markets Inc. Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY, or by telephone at (800) 831-9146.

Investor Relations Contact:

Susan Datz Edelman

Director, Investor Relations and Corporate Communications

904.680.6909

sedelman@web.com